As filed with the Securities and Exchange Commission on May 28, 2026

Registration No. 333-[     ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Top Wealth Group Holding Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Units 714 & 715, 7F, Hong Kong Plaza
188 Connaught Road West
Hong Kong

Tel: +852 3615 8567

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence Venick, Esq.

Loeb & Loeb LLP

2206-19 Jardine House

1 Connaught Place, Central

Hong Kong SAR

Tel: +1 310-728-5129

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 28, 2026

PROSPECTUS

Top Wealth Group Holding Limited

$200,000,000

Class A Ordinary Shares,

Debt Securities,

Warrants,

Rights, and

Units

From time to time, we may offer, issue and sell up to $200,000,000 of any combination of the securities described in this prospectus in one or more offerings. We may also offer securities as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including any applicable antidilution provisions.

This prospectus provides a general description of the securities we may offer. Each time we offer securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of the securities being offered.

This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. The prospectus supplement or any related free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our Class A Ordinary Shares in any 12-month period so long as the aggregate market value of our outstanding Class A Ordinary Shares held by non-affiliates remains below $75,000,000.

The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates is approximately $32,035,554 based on the closing price of $2.73 per Class A ordinary share on May 27, 2026 and 11,734,635 Class A Ordinary Shares held by non-affiliates. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

We have a dual-class share structure such that our Ordinary Shares consist of Class A Ordinary Shares and Class B Ordinary Shares with disparate voting powers. In respect of matters requiring the votes of shareholders, holders of Class A Ordinary Shares will be entitled to one (1) vote per share, while holders of Class B ordinary shares will be entitled to thirty (30) votes per share based on our dual-class share structure.

Through Winwin Development Group Limited, Mr. Kim Kwan Kings, WONG owns 7,845,248 Class A Ordinary Shares representing approximately 40.1% of our issued and outstanding 19,579,883 Class A Ordinary Shares and owns 3,166,667 Class B Ordinary Shares, representing 100% of our issued and outstanding 3,166,667 Class B Ordinary Shares, and representing 89.76% voting rights as of the date of this prospectus. As a result of the dual-class share structure and the concentration of ownership, holders of Class B Ordinary Shares will have considerable influence over matters such as decisions regarding amendment of organizational documents, mergers and consolidations, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their Class A Ordinary Shares as part of a sale of our company and may reduce the price of our Class A Ordinary Shares. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A Ordinary Shares may view as beneficial.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “TWG.” The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Capital Market or other securities exchange of the securities covered by the prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 7 of this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

Our Company is not a PRC or Hong Kong operating company, but a holding company incorporated in the Cayman Islands. As a holding company with no material operations, our Company conducts all our operations in Hong Kong through our Operating Subsidiaries incorporated in Hong Kong. Investors are cautioned that you are not buying shares of a Hong Kong-based operating company but instead are buying shares of a Cayman Islands holding company with operations conducted by our Operating Subsidiaries based in Hong Kong. This structure involves unique risks to the investors, and the PRC regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A Ordinary Shares, including that such event could cause the value of such securities to significantly decline or become worthless. Furthermore, shareholders may face difficulties enforcing their legal rights under United States securities laws against our directors and officers who are located outside of the United States.

We are subject to certain legal and operational risks associated with having all business operations in Hong Kong, a Special Administrative Region of the PRC, as well as the risks associated with having clients who are mainland China individuals or companies that have shareholders or directors that are mainland China individuals. We are also subject to the risks of uncertainty about any future actions the PRC government or authorities in Hong Kong may take in this regard. Such risks may include changes in the legal, political, and economic policies of the Chinese government, the relations between China and the United States, and Chinese or United States regulations that may materially and adversely affect our business, financial condition, results of operations and the market price of the Class A Ordinary Shares. Any such changes could significantly limit or completely hinder our ability to offer or continue to offer securities to investor and could cause the value of offered securities to significantly decline or become worthless. PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Recently, the PRC government initiated a series of regulatory actions and made statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on the daily business operation of our Operating Subsidiaries. Should the PRC government choose to exercise significant oversight and discretion over the conduct of our business, or in the event that we or our Operating Subsidiaries were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Operating Subsidiaries might be subject to fines, experience devaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and/or no longer be permitted to continue business operations as presently conducted.

Our Operating Subsidiaries are located and operates their business in Hong Kong, a special administrative region of the PRC. Our Operating Subsidiaries do not have operation in mainland China and are not regulated by any regulator in mainland China. As a result, the laws and regulations of mainland China do not currently have any material impact on our business, financial condition and results of operation.

However, due to long arm provisions under the current mainland China laws and regulations, there remain regulatory and legal uncertainty with respect to the implementation of laws and regulations of mainland China to Hong Kong. As a result, there is no guarantee that the PRC government may not choose to implement the laws of the mainland China to Hong Kong and exercise significant direct influence and discretion over the operation of our Operating Subsidiaries in the future and, it will not have a material adverse impact on our business, financial condition and results of operations, due to changes in laws, political environment or other unforeseeable reasons.

In the event that we or our Hong Kong Operating Subsidiaries were to become subject to laws and regulations of mainland China, the legal and operational risks associated in mainland China may also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in the mainland China, complex and evolving mainland China laws and regulations, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to companies like our Operating Subsidiaries and us, given the substantial operations of our Operating Subsidiaries in Hong Kong and the PRC government may exercise significant oversight over the conduct of business in Hong Kong.

The laws and regulations in the mainland China are evolving, and their enactment timetable, interpretation, enforcement, and implementation involve significant uncertainties, and may change quickly with little advance notice, along with the risk that the PRC government may intervene or influence our Operating Subsidiaries’ operations at any time could result in a material change in our operations and/or the value of our securities. Moreover, there are substantial uncertainties regarding the interpretation and application of mainland China laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty.

As a company mainly conducting business in Hong Kong, a special administrative region of China and our subsidiaries’ clients include mainland China residents, our subsidiaries’ business and our prospects, financial condition, and results of operations may be influenced to a significant degree by political, economic, and social conditions in China generally. The PRC government may intervene or influence the operations in mainland China of an offshore holding company at any time, which, if extended to our subsidiaries’ operations in Hong Kong, could result in a material adverse change to our subsidiaries’ operations. The PRC government has recently indicated an intent to exert more oversight and control over listings conducted overseas and/or foreign investment in issuers based in mainland China. For instance, on July 6, 2021, the relevant PRC governmental authorities promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities, which emphasized the need to strengthen the supervision over overseas listings by companies in mainland China. We cannot assure you that the oversight will not be extended to companies operating in Hong Kong like us and any such action may significantly limit or completely hinder our ability to offer or continue to offer our securities to investors, result in a material adverse change to our subsidiaries’ business operations, including our subsidiaries’ Hong Kong operations, and damage our reputation.

We have no operations in mainland China. However, our Operating Subsidiaries are located and operate in Hong Kong, a special administrative region of the PRC, there is no guarantee that if certain existing or future PRC laws become applicable to our subsidiaries, it will not have a material adverse impact on our subsidiaries’ business, financial condition and results of operations and/or our ability to offer or continue to offer securities to investors.

The PRC laws and regulations are evolving, and their enactment timetable, interpretation and implementation involve significant uncertainties. To the extent any PRC laws and regulations become applicable to our subsidiaries, we may be subject to the risks and uncertainties associated with the legal system in mainland China, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice.

We may also become subject to the PRC laws and regulations to the extent our subsidiaries commence business and customer facing operations in mainland China as a result of any future acquisition, expansion or organic growth. There is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, it will not be subsequently denied or rescinded. It remains uncertain as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities and due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future, it remains uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our Operating Subsidiaries located in Hong Kong. It is also uncertain whether the Hong Kong government will be mandated by the PRC government, despite the constitutional constraints of the Basic Law, to control over offerings conducted overseas and/or foreign investment of entities in Hong Kong, including our Operating Subsidiaries. Any actions by the PRC government to exert more oversight and control over offerings (including businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

We may be subject to a variety of cybersecurity, data privacy, data protection, and other PRC laws and regulations related to data, including those relating to the collection, use, sharing, retention, security, disclosure, and transfer of confidential and private information, such as personal information and other data. These laws and regulations apply not only to third-party transactions, but also to transfers of information within our organization. These laws and regulations may restrict our subsidiaries’ business activities and require us and/or our subsidiaries to incur increased costs and efforts to comply, and any breach or noncompliance may subject us and/or our subsidiaries to proceedings against such entity(ies), damage our reputation, or result in penalties and other significant legal liabilities, and thus may materially and adversely affect our subsidiaries’ business and our financial condition and results of operations.

As the laws and regulations related to cybersecurity, data privacy, and data protection in mainland China where our subsidiaries do not have operations are relatively new and evolving, and their interpretation and application may be uncertain, it is still unclear if we and/or our subsidiaries may become subject to such new laws and regulations.

The PRC Data Security Law, or the Data Security Law, which was promulgated by the Standing Committee of the National People’s Congress on June 10, 2021 and took effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. According to Article 2 of the Data Security Law, it applies to data processing activities within the territory of mainland China as well as data processing activities conducted outside the territory of mainland China which jeopardize the national interest or the public interest of China or the rights and interest of any PRC organization and citizens. Any entity failing to perform the obligations provided in the Data Security Law may be subject to orders to correct, warnings and penalties including ban or suspension of business, revocation of business licenses or other penalties. As of the date of this prospectus, we do not have any operation or maintain any office or personnel in mainland China, and we have not conducted any data processing activities which may endanger the national interest or the public interest of China or the rights and interest of any Chinese organization and citizens. Therefore, we do not believe that the Data Security Law is applicable to us.

On August 20, 2021, the Standing Committee of the National People’s Congress of China promulgated the Personal Information Protection Law, which integrates the scattered rules with respect to personal information rights and privacy protection and took effect on November 1, 2021. According to Article 3 of the Personal Information Protection Law, it is applied not only to personal information processing activities carried out in the territory of mainland China but also to personal information processing activities outside the mainland China for the purpose of offering products or services to domestic natural persons in the territory of mainland China. The offending entities could be ordered to correct, or to suspend or terminate the provision of services, and face confiscation of illegal income, fines or other penalties. As our subsidiaries’ services are provided in Hong Kong, Cayman Islands, British Virgin Islands and the U.S. rather than in the mainland China to clients worldwide, including but not limited to clients of mainland China who visit our offices in these locations, we take the view that we and our subsidiaries are not subject to the Personal Information Protection Law.

On July 7, 2022, the Cyberspace Administration of China (the “CAC”) issued the Measures for Security Assessment of Outbound Data Transfer, or the Measures, which took effect on September 1, 2022. According to the Measures, in addition to the self-risk assessment requirement for provision of any data outside mainland China, a data processor shall apply to the competent cyberspace department for data security assessment and clearance of outbound data transfer in any of the following events: (i) outbound transfer of important data by a data processor; (ii) outbound transfer of personal information by an operator of critical information infrastructure or a data processor which has processed more than one million users’ personal data; (iii) outbound transfer of personal information by a data processor which has made outbound transfers of more than one hundred thousand users’ personal information or more than ten thousand users’ sensitive personal information cumulatively since January 1 of the previous year; (iv) such other circumstances where ex-ante security assessment and evaluation of cross-border data transfer is required by the CAC. As of the date of this prospectus, we and our subsidiaries have not collected, stored, or managed any personal information in mainland China. therefore, we believe that the Measures is not applicable to us.

The Cybersecurity Review Measures jointly promulgated by the CAC and other relevant PRC governmental authorities on December 28, 2021 required that, among others, “critical information infrastructure” or network platform operators holding over one million users’ personal information to apply for a cybersecurity review before any public offering on a foreign stock exchange. However, this regulation is recently issued and there remain substantial uncertainties about its interpretation and implementation.

As of the date of this prospectus, we and our subsidiaries do not have any business operation or maintain any office or personnel in mainland China. We and our subsidiaries have not collected, stored, or managed any personal information in mainland China. Based on our inquiry with the China Cybersecurity Review Technology and Certification Center (the “CCRC”) and the assessment conducted by the management, we believe that we and our subsidiaries are not currently required to proactively apply to a cybersecurity review for this offering or follow-on offerings overseas, on the basis that (i) our subsidiaries are incorporated in Hong Kong, the British Virgin Islands, and other jurisdictions outside of mainland China and operate in Hong Kong without any subsidiary or variable interest entities (“VIE”) structure in mainland China, and we do not maintain any office or personnel in mainland China; (ii) except for the Basic Law, the National Laws do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation, and National Laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong, and PRC laws and regulations relating to data protection and cyber security have not been listed in Annex III as the date of this prospectus; (iii) our data processing activities are solely carried out by our overseas entities outside of mainland China for the purpose of offering products or services in Hong Kong and other jurisdictions outside of mainland China; (iv) we and our subsidiaries do not control more than one millions users’ personal information as of the date of this prospectus; (v) as of the date of this prospectus, we and our subsidiaries have not received any notice of identifying us as critical information infrastructure from any relevant PRC governmental authorities; (vi) as of the date of this prospectus, none of us or our subsidiaries have been informed by any PRC governmental authority of any requirement for a cybersecurity review; and (vii) based on our inquiry with the CCRC, the officer who provides cybersecurity review consultation service under CCRC believes that we are currently not required to apply to a cybersecurity review for our public offerings on a foreign stock exchange with the CAC because we neither currently have any operation in mainland China nor control more than one millions users’ personal information as of the date of this prospectus. Additionally, we believe that we and our subsidiaries are compliant with the regulations and policies that have been issued by the CAC to date and there was no material change to these regulations and policies. However, regulatory requirements on cybersecurity and data security in the mainland China are constantly evolving and can be subject to varying interpretations or significant changes, which may result in uncertainties about the scope of our responsibilities in that regard, and there can be no assurance that the relevant PRC governmental authorities, including the CAC, would reach the same conclusion as our PRC counsel. We will closely monitor and assess the implementation and enforcement of the Cybersecurity Review Measures. If the Cybersecurity Review Measures mandates clearance of cybersecurity and/or data security regulators and other specific actions to be completed by companies like us, we may face uncertainties as to whether we can meet such requirements timely, or at all.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which took effect on March 31, 2023. The Trial Measures requires companies in mainland China that seek to offer and list securities overseas, both directly and indirectly, to fulfill the filing procedures with the CSRC. According to the Trial Measures, the determination of the “indirect overseas offering and listing by companies in mainland China” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Measures if the following criteria are met at the same time: (i) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by companies in mainland China; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. On the same day, the CSRC held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that (i) on or prior to the effective date of the Trial Measures, companies in mainland China that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges shall complete the filing before the completion of their overseas offering and listing; and (ii) companies in mainland China which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges and are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or stock exchange, but have not completed the indirect overseas listing, shall complete the overseas offering and listing before September 30,2023, and failure to complete the overseas listing within such six-month period will subject such companies to the filing requirements with the CSRC.

Based on the assessment conducted by the management, we are not subject to the Trial Measures, because we are incorporated in the Cayman Islands and our subsidiaries are incorporated in Hong Kong, the British Virgin Islands and other regions outside of mainland China and operate in Hong Kong without any subsidiary or VIE structure in mainland China, and we do not have any business operations or maintain any office or personnel in mainland China. However, as the Trial Measures and the supporting guidelines are newly published, there exists uncertainty with respect to the implementation and interpretation of the principle of “substance over form”. As of the date of this prospectus, there was no material change to these regulations and policies. If this offering and future follow-on offerings, and listing were later deemed as “indirect overseas offering and listing by companies in mainland China” under the Trial Measures, we may need to complete the filing procedures for our offering and future follow-on offerings, and listing. If we are subject to the filing requirements, we cannot assure you that we will be able to complete such filings in a timely manner or even at all.

Since these statements and regulatory actions are new, it is also highly uncertain in the interpretation and the enforcement of the above cybersecurity and overseas listing laws and regulation. There is no assurance that the relevant PRC governmental authorities would reach the same conclusion as us. If we and/or our subsidiaries are required to obtain approval or fillings from any governmental authorities, including the CAC and/or the CSRC, in connection with the listing or continued listing of our securities on a stock exchange outside of Hong Kong or mainland China, it is uncertain how long it will take for us and/or our subsidiaries to obtain such approval or complete such filing, and, even if we and our subsidiaries obtain such approval or complete such filing, the approval or filing could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from or complete the necessary filing procedure with the PRC governmental authorities to conduct offerings or list outside of Hong Kong or mainland China may subject us and/or our subsidiaries to sanctions imposed by the PRC governmental authorities, which could include fines and penalties, suspension of business, proceedings against us and/or our subsidiaries, and even fines on the controlling shareholder and other responsible persons, and our subsidiaries’ ability to conduct our business, our ability to invest into mainland China as foreign investments or accept foreign investments, or our ability to list on a U.S. or other overseas exchange may be restricted, and our subsidiaries’ business, and our reputation, financial condition, and results of operations may be materially and adversely affected.

Based on management’s internal assessment, we are not required to obtain permission or approval from Hong Kong authorities to operate our business or offer the securities being registered to foreign investors as of the date of this prospectus. Should there be any change in applicable laws, regulations, or interpretations, and we or any of our subsidiaries are required to obtain such permissions or approvals in the future, we will strive to comply with the then applicable laws, regulations, or interpretations.

Based on management’s internal assessment that our Company and our Operating Subsidiaries currently have no material operations in the mainland China, management understands that as of the date of this prospectus, we are not required to obtain any permissions or approvals from mainland Chinese authorities to offer the securities being registered to foreign investors, including the CAC or the CSRC. We also understand that we are not required to obtain any permissions or approvals from any mainland Chinese authorities to operate our businesses as of the date of this prospectus. No permissions or approvals have been applied for by our Company or denied by any relevant authority. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

Our Class A Ordinary Shares may be prohibited from trading on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCAA”) if the Public Company Accounting Oversight Board (“PCAOB”) determines that it is unable to inspect or fully investigate our auditor and as a result the exchange where our securities are traded may delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021, which found that the PCAOB was unable to inspect or investigate completely certain named registered public accounting firms headquartered in mainland China and Hong Kong.

Our current auditor, CHI-LLTC, headquartered in Malaysia, and previous auditor, Audit Alliance LLP, are currently subject to PCAOB inspections and the PCAOB is able to inspect our auditors. Audit Alliance LLP is headquartered in Singapore, has been inspected by the PCAOB on a regular basis. Each of our auditors is not headquartered in mainland China or Hong Kong and was not identified in this prospectus as a firm subject to the PCAOB’s determination. Therefore, we believe that, as of the date of this prospectus, each of our auditors is not subject to the PCAOB determinations. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit our audtiro to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PACOB expands the scope of the Determination so that we are subject to the HFCAA, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange. See “Risk Factors — Risks Related to our Class A Ordinary Shares — The PCAOB may be unable to inspect or fully investigate our auditors as required under the Holding Foreign Companies Accountable Act, or the HFCAA, as amended. If the PCAOB is unable to conduct such inspections for two consecutive years, the SEC will prohibit the trading of our shares. The delisting of our shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections of our auditors would deprive our investors of the benefits of such inspections.” in our Form 20-F. We cannot assure you whether Nasdaq or other regulatory authorities will apply additional or more stringent criteria to us. Such uncertainty could cause the market price of our Class A Ordinary Shares to be materially and adversely affected.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we and/or any selling shareholder may offer and sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or any selling shareholder may offer. Each time we and/or any selling shareholder use this prospectus to offer securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If there is any inconsistency between the information in this prospectus and any related prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before you invest in any securities offered by this prospectus, you should read this prospectus, any applicable prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

●	“China” or “PRC” refers to the People’s Republic of China, including Hong Kong and Macau. For reference to specific laws and regulations adopted by the PRC, the definition of “China” or the “PRC” refers to the People’s Republic of China, excluding Hong Kong and Macau;

●	“Class A Ordinary Shares” refers to our Company’s Class A ordinary shares with par value of $0.009 each;

●	“Class B Ordinary Shares” refers to our Company’s Class B ordinary shares with par value of $0.009 each;

●	“Controlling Shareholder” refers to Winwin Development Group Limited, a company incorporated under the laws of British Virgin Islands;

●	“HK$” or “Hong Kong dollars” refers to the legal currency of Hong Kong;

●	“Hong Kong” refers to Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Macau” refers to Macau Special Administrative Region of the People’s Republic of China;

●	“mainland China” refers to the mainland of the People’s Republic of China, excluding Hong Kong and Macau;

●	“Ordinary Shares” refers to the Class A Ordinary Shares and the Class B Ordinary Shares;

●	“Operating Subsidiaries” refers to TW HK and Air Entity Technology Limited and “Operating Subsidiary” refers to any one of them;

●	“our Group”, “the Group”, “we,” “us,” or “our” refers to Top Wealth Group Holding Limited and in the context of describing its operation and business, its subsidiaries;

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“Top Wealth”, “our Company” or “the Company” refers to Top Wealth Group Holding Limited, a Cayman Islands exempted company;

●	“TW HK” refers to Top Wealth Group (International) Limited, a Hong Kong company; and

●	“$”, “US$” or “U.S. dollars” refers to the legal currency of the United States.

Our Company is a holding company with operations conducted in Hong Kong through our Operating Subsidiaries, using Hong Kong dollars. The reporting currency is U.S. dollars. Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP” or “GAAP”).

The following table sets forth information concerning exchange rates between HKD and the U.S. dollar for the periods indicated. This prospectus contains translations of Hong Kong dollars into U.S. dollars solely for the convenience of the reader. All reference to “US dollars”, “USD”, “$” or “$” are to United States dollars.

The conversion of Hong Kong dollars into U.S. dollars are based on the exchange rates set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus were made at the following rates:

	For the year ended December 31,
	2025	2024
USD to HK$ Average Rate	7.8	7.8
USD to HK$ Year End	7.8	7.8

ii

FORWARD-LOOKING STATEMENTS

This prospectus, an applicable prospectus supplement, and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. Specifically, forward-looking statements may include statements relating to:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	prices and availability of raw materials for our products;

●	expected changes in our revenues, costs or expenditures;

●	our expectations regarding the demand for and market acceptance of our products;

●	changes in our relationships with significant customers, suppliers, and other business relationships;

●	competition in our industry;

●	uncertainties associated with our ability to implement our business strategy and to innovate successfully;

●	any event that could have a material adverse effect on our brands or reputation, such as product contamination or quality control difficulties;

●	government policies and regulations relating to our industry;

●	our ability to obtain, maintain or procure all necessary certifications, approvals, and/or licenses to conduct our business, and in the relevant jurisdictions in which we operate; and

●	our ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our securities, see “Item 3. Key Information — 3.D. Risk Factors” in our 2025 Form 20-F.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

iii

OUR COMPANY

Overview

Our Company is a Cayman Islands exempted company with limited liability incorporated on February 1, 2023 under law of the Cayman Islands. It is a holding company and is not actively engaged in any business. We conduct our business operations through our Operating Subsidiaries. Headquartered in Hong Kong, we are a fast-growing supplier of wine and caviar products. We are currently specialized in supplying high-quality sturgeons caviar. Our caviar is endorsed with the Convention on International Trade in Endangered Species of Wild Fauna and Flora (“CITES”) permits, which certifies that our caviar is legally traded. We are one of the major suppliers of caviar in Hong Kong. In 2025, we have diversified our supplying source to reduce the risk of over-reliance on a single supplier for caviar. We note a significant reduction of our caviar trading revenue which we believe is a short term nature owing to our changes in supplying side as well as repositioning ourselves in securing stable and high quality suppliers either through upstream long term contract or acquisition in the future.

Since we established our caviar business in August 2021, we had supplied caviar to our customers under their brand labels (i.e. private labeling) or without brand labels. Subsequently in November 2021, we established our own caviar brand, “Imperial Cristal Caviar”, and started selling caviar under our own brand as well. With its exquisite package design, we consider that that our branded caviar is ideal to be presented as both culinary delights and festive gifts. Imperial Cristal Caviar has continuously achieved tremendous sales growth since its launch in the market.

In March 2023, as the addition to the gastronomical experience of our caviar, we have commenced our wine trading business line, to complement our caviar business. For the fiscal years ended December 31, 2025, 2024 and 2023, our wine trading business line contributed revenue of $6,000,000, nil and $4,460,092, respectively. The fine wine we distribute include white wine, red wine, and Champagne, from various countries including France, Greek, and Spain, etc. Our wine trading business only involves the distribution of fine wine within Hong Kong on business-to-business (B2B) sales, primarily to our F&B related distributor customers, in particular, the F&B related distributor customers who we supply our caviar product. We do not import or manufacture the wine we distribute, instead, we source the wines from our wine suppliers in Hong Kong on an as-demand per order basis. Therefore, we are not subject to the relevant licensing requirements that apply to sale of alcoholic beverages in Hong Kong.

We take pride in our well-tested, reliable caviar supply chain management module, which helps ensure the palatability and freshness of our products when they reach our customers. We are among one of the few Hong Kong caviar suppliers being able to secure a long-term and exclusive supply of caviar raw products from a PRC sturgeon farm. In April 2022, we entered into an exclusive supply agreement with the agent and distributor of a well-established sturgeon farm in Fujian, the PRC, which appointed us as its exclusive distributor in Hong Kong and Macau for conducting overseas distribution and granted us the rights to procure caviar directly from it for a term of 10 years. This sturgeon farm is one of the six existing PRC sturgeon farms which are officially permitted to export locally bred roe. We have engaged a Hong Kong-based supply chain management company to handle the logistics, warehousing and packaging workflows in our supply chain, so we can strategically focus on brand-building and product quality assurance.

We are dedicated to enhancing our brand awareness. As part of our sales and marketing efforts, we have proactively participated in food expo and set up pop-up stores across the world. We have also collaborated with famous food bloggers and used different online platforms and media coverage to promote and strengthen the publicity of our products. We regularly invite chefs of notable hotels and restaurants to our tasting events. Currently, our caviar are served on the menus of various 5-star and Michelin-star restaurants in Hong Kong.

We generate all of our revenues, through our Operating Subsidiaries, from trading of caviar, wine and health products. Our revenues for the years ended December 31, 2025, 2024 and 2023 were $9.1 million, $4.7 million and $16.9 million, respectively. We have turned around from a loss before tax of approximately $2.0 million for the year ended December 31, 2024 to a profit before tax of approximately $3.2 million for the year ended December 31, 2025, and we have maintained a profit before tax of approximately $2.4 million for the year ended December 31, 2023.

Our top five customers accounted for 100.0% and 99.7% of our total revenues for the years ended December 31, 2025 and 2024. Our customers, including our top five customers, primarily include food and beverage (“F&B”) related distributors. We have strategically focused on business-to-business sales (B2B) which would allow us access to our customers’ sales network and consumer base that helps us maximize the reach of our products swiftly and effectively. As our wine and caviar products gain popularity worldwide, our customer base has continuously expanded as a result of customers’ referral and our marketing efforts. Our wine and caviar products are mainly sold to customers based in Hong Kong and a substantial portion are exported overseas by our customers. As our products gradually become more well-known in the international market, we aspire to expand our sales channels from only selling through distributors to selling our products directly to overseas customers.

For the years ended December 31, 2025, 2024 and 2023, our procurement from the single major supplier of caviar amounted to approximately nil, $3.6 million and 6.2 million, respectively, representing approximately 0%, 100% and 64.3% of our total purchases for the corresponding year.

On October 14, 2024, our Company closed a best-efforts offering which our Company issued and sold a total of 27,000,000 Ordinary Shares of par value $0.0001 per share, at the price of $0.40 per Ordinary Share, to several investors, and entered several securities purchase agreements with the purchasers. The securities purchase agreements contain customary representations and warranties and agreements of our Company and the purchasers and customary indemnification rights and obligations of the parties. The gross proceeds received from the offering totaled $10.8 million. The Ordinary Shares were offered pursuant to a registration statement on Form F-1, as amended (Registration No. 333-282302) originally filed with the SEC on September 24, 2024. The Form F-1 for the offering was declared effective on September 30, 2024. The final prospectus was filed on October 15, 2024. AC Sunshine Securities LLC acted as the exclusive placement agent in the offering pursuant to a placement agency agreement dated October 10, 2024, by and between the Company and the AC Sunshine Securities LLC.

On April 8, 2025, at the 2025 Annual General Meeting of shareholders of our Company, our shareholders resolved to, amongst others, approve the adoption of a dual-class share capital structure by taking the following steps to redesignate and reclassify the authorized share capital of our Company from $50,000 divided into 500,000,000 ordinary shares of par value $0.0001 each to $50,000 divided into 450,000,000 Class A Ordinary Shares of $0.0001 each and 50,000,000 Class B Ordinary Shares of $0.0001 each:

●	re-designating all of the issued and outstanding ordinary shares (except for the 15,000,000 ordinary shares held by Winwin Development Group Limited) into Class A Ordinary Shares, each having one (1) vote per share, on a one for one basis;

●	re-designating 15,000,000 issued and outstanding ordinary shares held by Winwin Development Group Limited into Class B Ordinary Shares, each having 30 votes per share, on a one for one basis; and

●	re-designating the remaining 409,000,000 authorized but unissued ordinary shares into Class A Ordinary Shares on a one for one basis, and the remaining 35,000,000 authorized but unissued ordinary shares into Class B Ordinary Shares on a one for one basis.

On June 4, 2025, our Company adopted an equity incentive plan (the “2025 Equity Incentive Plan” or the “Plan”) to attract, retain, and provide incentives to key management employees, directors, and consultants of our Company and its affiliates, and to align the interests of such service providers with those of our Company’s shareholders. Pursuant to the Plan, a maximum of 11,200,000 Class A Ordinary Shares of our Company were reserved and made available for issuance pursuant to awards granted under the Plan. On June 5, 2025, our Company filed a registration statement on Form S-8 (Registration No. 333-287795) to register 11,200,000 Class A Ordinary Shares reserved and available for issuance under the 2025 Equity Incentive Plan. The 11,200,000 Class A Ordinary Shares reserved were issued on June 23, 2025.

On July 17, 2025, our Company issued a press release announcing the approval of a proposed 1-for-90 share consolidation of our Company’s Class A Ordinary Shares and Class B Ordinary Shares, each with a par value of $0.0001 (the “Share Consolidation”). The Share Consolidation was approved by our Company’s board of directors on June 11, 2025 and by its shareholders at the 2025 Annual General Meeting held on April 8, 2025. At the opening of trading on July 21, 2025, being the market effective date, the Class A Ordinary Shares began trading on a post-Share Consolidation basis on the Nasdaq Capital Market under the same symbol “TWG” but under a new CUSIP number G8945S110. The objective of the Share Consolidation was to enable our Company to regain compliance with Nasdaq Marketplace Rule 5550(a)(2) and maintain our listing on the Nasdaq Capital Market.

Upon effectiveness of the Share Consolidation, every 90 issued and outstanding Ordinary Shares of a par value of $0.0001 each were automatically consolidated into one issued and outstanding Ordinary Share of a par value of $0.009 each. No fractional shares were issued in connection with the Share Consolidation; any fractional shares that would have resulted were rounded up to the next whole number. The Share Consolidation was effected equally for all shareholders and did not alter any shareholder’s percentage ownership interest in the Company’s outstanding Ordinary Shares, except for adjustments resulting from the treatment of fractional shares.

On August 22, 2025, at the extraordinary general meeting of shareholders of our Company, our shareholders resolved to, amongst others, approve the increase of the authorized share capital of our Company from $50,000 divided into 5,000,000 Class A Ordinary Shares of par value $0.009 each and 555,556 Class B Ordinary Shares of par value $0.009 each to $19,800,000 divided into 2,000,000,000 Class A Ordinary Shares of par value $0.009 each and 200,000,000 Class B Ordinary Shares of par value $0.009 each. On the same day, our shareholders also resolved to adopt a second equity incentive plan (the “2025 Second Equity Incentive Plan” or the “Second Plan”) to attract, retain, and provide incentives to key management employees, directors and consultants of our Company and its affiliates, and to align the interests of such service providers with those of our Company’s shareholders. Pursuant to the Second Plan, 20% of the number of Class A Ordinary Shares issued as of an effective date to be determined by our Company’s board of directors in its sole discretion until December 31, 2026 will be reserved and made available for issuance pursuant to awards granted under the Second Plan.

On December 10, 2025, our Company closed a best-efforts offering which our Company issued and sold a total of 720,000 units, consisting of one Class A Ordinary Share, par value $0.009 per share, one Series A Class A Warrant and one Series B Class A Warrant at the price of $7.00 per unit, to several investors, and entered several securities purchase agreements with the purchasers. The securities purchase agreements contain customary representations and warranties and agreements of our Company and the purchasers and customary indemnification rights and obligations of the parties. The gross proceeds received from the offering totaled $5.04 million. The units were offered pursuant to a registration statement on Form F-1, as amended (Registration No. 333-290351) originally filed with the SEC on September 18, 2025. The Form F-1 for the offering was declared effective on December 8, 2025. The final prospectus was filed on December 10, 2025. Univest Securities LLC acted as the exclusive placement agent in the offering pursuant to a placement agency agreement dated December 9, 2025, by and between the Company and Univest Securities LLC.

On January 5, 2026, our Company and TWG Capital Limited, a company incorporated in the British Virgin Islands and a wholly-owned subsidiary of our Company, entered into a sale and purchase agreement with several vendors including Winwin Development Group Limited, pursuant to which TWG Capital Limited shall purchase, and the vendors shall sell, the entire issued shares of Airentity International Limited (the “Target Company”), a company incorporated in the British Virgin Islands, at a consideration of $125,858,978, which shall be satisfied by way of issuance of an aggregate of 14,979,854 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares (determined based on an offer price of $7.00 per Class A Ordinary Share and Class B Ordinary Share) of the Company to the vendors. The Target Company holds 100% of Airentity Technology Limited (together with the Target Company, the “Target Group”), a company incorporated in Hong Kong. The Target Group is engaged in the development and commercialization of a wine authentication and tracking system (“WATS”) and wine trading businesses in the Asia Pacific Region. WATS was first deployed in 2025 and has since then been widely used by wine distributors having business relationships with Winwin Development Group Limited, our Controlling Shareholder which is wholly-owned by Mr. Kim Kwan Kings, WONG, Chief Executive Officer and Chairman of our Company. The transaction was completed on January 20, 2026.

On January 29, 2026, our Board resolved that the number of Class A Ordinary Shares reserved for issuance and/or re-issuance (as the case may be) under the 2025 Second Equity Incentive Plan shall be 3,250,000 Class A Ordinary Shares. On January 29, 2026, our Company filed a registration statement on Form S-8 (Registration No. 333-293044) to register 3,250,000 Class A Ordinary Shares reserved and available for issuance under the 2025 Second Equity Incentive Plan. The 3,250,000 Class A Ordinary Shares reserved were issued on January 29, 2025.

As of the date of this prospectus, our authorized share capital is $19,800,000 divided into 2,000,000,000 Class A Ordinary Shares of par value $0.009 each and 200,000,000 Class B Ordinary Shares of par value $0.009 each. 19,579,883 Class A Ordinary Shares and 3,166,667 Class B Ordinary Shares were issued and outstanding.

Corporate Structure

Our Company is a Cayman Islands exempted company incorporated on February 1, 2023, as a holding company of our business, which is primarily operated through our indirect wholly-owned Operating Subsidiary, Top Wealth Group (International) Limited.

The following chart illustrates our corporate structure as of the date of this prospectus:

Top Wealth Group Holding Limited
(Cayman Islands)
100%
Top Wealth (BVI) Holding Limited
(British Virgin Islands)
100%
TWG Group Limited
(British Virgin Islands)
100%
Top Wealth Group (International) Limited
(Hong Kong)
100%
TWG International Limited
(Hong Kong)
100%
TWG Capital Limited
(British Virgin Islands)
100%
Airentity International Limited
(British Virgin Islands)
100%
Airentity Technology Limited
(Hong Kong)

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting for two years.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example :

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act.

Implications of Being a Controlled Company

Our Chairman and Chief Executive Officer, Mr. Kim Kwan Kings, WONG owns and controls a majority of our voting rights and we will continue to be a “controlled company” as defined under the Nasdaq Stock Market Rules. Accordingly, we will be a controlled company under the applicable Nasdaq listing standards. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our Class A Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price. As a result, the investors will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See “Risk Factors – Risks Related to our Class A Ordinary Shares – Our controlling shareholders have substantial influence and our interests may not be aligned with the interests of our other shareholders.” in our Form 20-F.

Corporate Information

Our principal executive office is located at Units 714 & 715, 7F, Hong Kong Plaza, 188 Connaught Road West, Hong Kong. Our phone number is +852 3615 8567. Our registered offices in the Cayman Islands is located at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. We maintain corporate websites at https://www.imperialcristalcaviar.com/ and https://ir.imperialcristalcaviar.com. The information contained in, or accessible from, our websites or any other website does not constitute a part of this prospectus.

The SEC maintains a website at https://www.sec.gov that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC using its EDGAR system.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 20-F, filed on May 15, 2026, as supplemented and updated by subsequent current reports on Form 6-K that we have filed with the SEC, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may from time to time, offer and sell any combination of the securities described in this prospectus up to a total dollar amount of $200,000,000 in one or more offerings. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices, and on terms to be determined at the time of sale. We will keep the registration statement of which this prospectus is a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement.

USE OF PROCEEDS

Except as described in any prospectus supplement and any free writing prospectus in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes.  We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. If a material part of the net proceeds is to be used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement. Pending use of the net proceeds will be deposited in interest bearing bank accounts.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On January 5, 2026, our Company and TWG Capital Limited, a company incorporated in the British Virgin Islands and a wholly-owned subsidiary of our Company, entered into a sale and purchase agreement with Winwin Development Group Limited, Happy Harbour International Limited, Dragon Cloud International Limited, TangEkanaya Limited, Darson Enterprise Limited and Chung Tat LO (collectively, the “Vendors”), pursuant to which TWG Capital Limited shall purchase, and the Vendors shall sell, the entire issued shares of Airentity International Limited (the “Target Company”), a company incorporated in the British Virgin Islands, at a consideration of US$125,858,978, which shall be satisfied by way of issuance of an aggregate of 14,979,854 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares (determined based on an offer price of $7.00 per Class A Ordinary Share and Class B Ordinary Share) to the Vendors (the “Transaction”).

As the Target Company had no operating history and there was no business identified, the Transaction should have been accounted for acquisition of assets instead of business combination.

The following Summary Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2025, and the Summary Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2025 present the (a) audited the financial information of the Group; and (b) the and related adjustments described in the accompanying notes to the Unaudited Pro Forma Consolidated Financial Information, and have been prepared in accordance with Article 11 of Regulation S-X.

The Summary Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2025 combines the historical information of the Group and the assets acquired in the Transaction on a pro forma basis as if the Transaction, summarized below, had been consummated on December 31, 2025. The Summary Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2025 combine the historical consolidated statements of operations of the Group for such period on a pro forma basis as if the Transaction, summarized below, had been consummated on January 1, 20225, the beginning of the earliest period presented:

●	The consideration shares were issued as if on January 1, 2025.

●	The assets were acquired as if on December 31, 2025.

The summary unaudited pro forma consolidated financial information is based on and should be read in conjunction with the historical financial statements of the Group and the notes thereto, which are incorporated by reference to this registration statement.

Summary Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2025:

	As of December 31, 2025	Pro-forma adjustments	Note	As of December 31, 2025
	The Group			Pro Forma Adjusted

Assets
Current assets
Cash and cash equivalents	$2,387,158			$2,387,158
Accounts receivable, net	9,249,046			9,249,046
Inventories	3,545,854	6,400,000	3	9,945,854
Prepayments	1,128,826	6,400,000	4	7,528,826
Amount due from a related party	480,925			480,925
Deposits paid	648,661			648,661

	17,440,470	12,800,000		30,240,470

Non-current assets
Property, plant and equipment, net	72,658			72,658
Right-of-use assets – operating lease	85,919			85,919
Prepayment of long term assets	11,789,077			11,789,077
Intangible assets		49,230,496	5	49,230,496
Deferred tax assets	44,248			44,248

Total non-current assets	11,991,902	49,230,496		61,222,398

Total assets	$29,432,372	62,030,496		$91,462,868

Current liabilities
Accounts payables	472,255			472,255
Accrued expenses and other payables	320,954			320,954
Operating lease liabilities - current	50,688			50,688
Amount due to a related party	-			-
Borrowing	147,179			147,179
Current income tax payable	644,690			644,690

Total current liabilities	1,635,766			1,635,766

Non-current liabilities
Operating lease liabilities - current	35,231			35,231

Total liabilities	$1,670,997			$1,670,997

Commitments and contingencies

Shareholders’ equity
Class A Ordinary Shares, $0.009 par value; 2,000,000,000 shares authorized, 1,300,029 shares issued and outstanding at December 31, 2025 and Class B Ordinary Shares, $0.009 par value; 200,000,000 shares authorized, 166,667 shares issued and outstanding at December 31, 2025. Ordinary Shares, $0.0001 par value, 500,000,000 shares authorized, 56,000,000 shares issued and outstanding, at December 31, 2024	14,351	161,819	1	176,170
Additional paid-in capital	22,267,672	61,868,678	1	84,136,350
Retained earnings	5,479,352			5,479,352

Total shareholders’ equity	27,761,375	62,030,496		89,791,871

Total liabilities and equity	$29,432,372	62,030,496		$91,462,868

Summary Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2025:

	For the year ended December 31, 2025	Pro-forma adjustments	Note	For the year ended December 31, 2025
	The Group			Pro Forma Adjusted

Sales	$9,129,706	$1		$9,129,706
Cost of sales	(2,320,055)			(2,320,055)

Gross profit	6,809,651			6,809,651

Other income	-			-

Selling expenses	(2,409,355)			(2,409,355
Provision for inventory impairment	-			-
Administrative expense	(1,210,350)			(1,210,350)

Profit (loss) before income tax	3,189,946			3,189,946
Income tax expense	-			-

Profit (loss) and total comprehensive income (loss) for the year	$3,189,946	$1		$3,189,946
Earnings per share:
Ordinary shares
- basic	$4.35	$1	6	$0.17
- diluted	$3.87	$1	6	$0.17

Weighted average shares outstanding used in calculating basic and diluted earnings per share
Ordinary shares
- basic	733053	17,979,854	5	18,712,907
- diluted	823793	17,979,854	5	18,803,647

Unaudited Pro Forma Condensed Combined Adjustments

The following provides explanations of the various adjustments to the unaudited pro forma condensed combined financial information:

Pro Forma Combined Balance Sheet Adjustments

(1)	To reflect the issuance of an aggregate of 14,979,854 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares of the Company on January 5, 2026, measured at the closing price of US$3.45, at the total consideration of US$62,030,496.

(2)	To reflect the wine acquired in the Transaction at replacement cost of US$6,000,000.

(3)	To reflect the prepayment of a service contract at the contract cost of US$6,000,000.

(4)	To reflect acquisition of intangible asset at measure at the total consideration of US$62,030,496 as (1) above less the acquisition cost of US$6,000,000 as (2) above and the acquisition cost of US$6,000,000 as (3) above.

Pro Forma Combined Statement of Operations Adjustments

(5)	To reflect the issue of a total of 17,979,854 Ordinary Shares, deemed issued on January 1, 2025, in the calculation of weighted average shares outstanding used in calculating basic and diluted earnings per share.

(6)	To reflect the earnings per share after the issue of a total of 17,979,854 Ordinary Shares.

DESCRIPTION OF ORDINARY SHARES

General

Our Company is an exempted company incorporated in the Cayman Islands and our corporate affairs are governed by our articles of association, the Companies Act, and the common law of the Cayman Islands.

At incorporation, our authorized share capital is $50,000, divided into 500,000,000 ordinary shares, par value $0.0001 per share. Upon incorporation, 1 ordinary share of $0.0001 was issued a par. On March 1, 2023, 99 ordinary shares of $0.0001 each were issued at par. All these ordinary shares rank pari-passu with the exiting share in all respect.

Thereafter, on April 28, 2023, 650 ordinary shares of $0.0001 each were issued to our Company’s then-sole owner at par. All these ordinary shares rank pari-passu with the exiting shares in all respect.

Furthermore, on the same date, April 18, 2023, the then-sole owner of our Company sold a total of 190 Ordinary Shares, out of its 750 Ordinary Shares, to five shareholders.

On October 12, 2023, in contemplation of our Company’s initial public offering, our Company further issued 26,999,250 ordinary shares in aggregate to its existing shareholders at par value, on a pro rata basis proportional to the shareholders’ existing equity interests (collectively refers as the “Pro Rata Share Issuance”). After the Pro Rata Share Issuance, 27,000,000 Ordinary Shares were issued and outstanding. All these ordinary shares rank pari-passu with the exiting shares in all respect. This Pro Rata Share Issuance has treated as share split.

As of December 31, 2023, 27,000,000 ordinary shares were issued and outstanding.

On April 18, 2024, our Company closed its initial public offering of 2,000,000 ordinary shares, par value $0.0001 per ordinary share at the price of $4 each, totaling $8,000,000. All these shares rank pari-passu with the existing shares in all respect.

On October 14, 2024, our Company closed its public offering of 27,000,000 ordinary shares, par value $0.0001 per ordinary share at the price of $0.40 each, totaling $10,800,000. All these share rank pari-passu with the existing shares in all respect.

As of December 31, 2024, 56,000,000 ordinary shares were issued and outstanding.

On April 8, 2025, pursuant to shareholder approval at the 2025 Annual General Meeting, our authorized share capital was restructured from $50,000 divided into 500,000,000 ordinary shares of $0.0001 each to $50,000 divided into 450,000,000 Class A Ordinary Shares of $0.0001 each and 50,000,000 Class B Ordinary Shares of $0.0001 each. All the then-issued ordinary shares, except for the 15,000,000 held by Winwin Development Group Limited, were re-designated as Class A Ordinary Shares on a one-for-one basis; the 15,000,000 held by Winwin Development Group Limited were re-designated as Class B Ordinary Shares. All shares rank pari-passu within their class except as to voting rights.

On June 4, 2025, our Company adopted the 2025 Equity Incentive Plan. Up to 11,200,000 Class A ordinary shares were reserved for issuance under the plan. On June 5, 2025, a registration statement was filed for all shares reserved under the plan. The 11,200,000 Class A Ordinary Shares reserved were issued on June 23, 2025.

On July 21, 2025, our Company effected a 1-for-90 share consolidation of all issued and outstanding Class A and Class B Ordinary Shares. After the Share Consolidation, every 90 shares of $0.0001 par value became 1 share of $0.009 par value; fractional shares were rounded up. The Share Consolidation did not alter the proportionate ownership of any shareholder except for adjustments due to rounding.

On August 22, 2025, at the extraordinary general meeting of shareholders of our Company, our shareholders resolved to, amongst others, approve the increase of the authorized share capital of our Company from $50,000 divided into 5,000,000 Class A Ordinary Shares of par value $0.009 each and 555,556 Class B Ordinary Shares of par value $0.009 each to $19,800,000 divided into 2,000,000,000 Class A Ordinary Shares of par value $0.009 each and 200,000,000 Class B Ordinary Shares of par value $0.009 each. On the same day, our shareholders also resolved to adopt a second equity incentive plan (the “2025 Second Equity Incentive Plan” or the “Second Plan”) to attract, retain, and provide incentives to key management employees, directors and consultants of our Company and its affiliates, and to align the interests of such service providers with those of our Company’s shareholders. Pursuant to the Second Plan, 20% of the number of Class A Ordinary Shares issued as of an effective date to be determined by our Company’s board of directors in its sole discretion until December 31, 2026 will be reserved and made available for issuance pursuant to awards granted under the Second Plan.

On December 10, 2025, our Company closed a best-efforts offering which our Company issued and sold a total of 720,000 units, consisting of one Class A Ordinary Share, par value $0.009 per share, one Series A Class A Warrant and one Series B Class A Warrant at the price of $7.00 per unit, to several investors, and entered several securities purchase agreements with the purchasers. The securities purchase agreements contain customary representations and warranties and agreements of our Company and the purchasers and customary indemnification rights and obligations of the parties. The gross proceeds received from the offering totaled $5.04 million. The units were offered pursuant to a registration statement on Form F-1, as amended (Registration No. 333-290351) originally filed with the SEC on September 18, 2025. The Form F-1 for the offering was declared effective on December 8, 2025. The final prospectus was filed on December 10, 2025. Univest Securities LLC acted as the exclusive placement agent in the offering pursuant to a placement agency agreement dated December 9, 2025, by and between the Company and Univest Securities LLC.

On January 5, 2026, our Company and TWG Capital Limited, a company incorporated in the British Virgin Islands and a wholly-owned subsidiary of the Company, entered into a sale and purchase agreement with several vendors including Winwin Development Group Limited, pursuant to which TWG Capital Limited shall purchase, and the vendors shall sell, the entire issued shares of Airentity International Limited (the “Target Company”), a company incorporated in the British Virgin Islands, at a consideration of $125,858,978, which shall be satisfied by way of issuance of an aggregate of 14,979,854 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares (determined based on an offer price of $7.00 per Class A Ordinary Share and Class B Ordinary Share) of the Company to the vendors. The Target Company holds 100% of Airentity Technology Limited (together with the Target Company, the “Target Group”), a company incorporated in Hong Kong. The Target Group is engaged in the development and commercialization of a wine authentication and tracking system (“WATS”) and wine trading businesses in the Asia Pacific Region. WATS was first deployed in 2025 and has since then been widely used by wine distributors having business relationships with Winwin Development Group Limited, our Controlling Shareholder which is wholly-owned by Mr. Kim Kwan Kings, WONG, Chief Executive Officer and Chairman of our Company. The transaction was completed on January 20, 2026.

On January 29, 2026, our Board resolved that the number of Class A Ordinary Shares reserved for issuance and/or re-issuance (as the case may be) under the 2025 Second Equity Incentive Plan shall be 3,250,000 Class A Ordinary Shares. On January 29, 2026, our Company filed a registration statement on Form S-8 (Registration No. 333-293044) to register 3,250,000 Class A Ordinary Shares reserved and available for issuance under the 2025 Second Equity Incentive Plan. The 3,250,000 Class A Ordinary Shares reserved were issued on January 29, 2025.

As of the date of this prospectus, our authorized share capital is $19,800,000 divided into 2,000,000,000 Class A Ordinary Shares of par value $0.009 each and 200,000,000 Class B Ordinary Shares of par value $0.009 each. 19,579,883 Class A Ordinary Shares and 3,166,667 Class B Ordinary Shares were issued and outstanding.

The following are summaries of the material provisions of our Second Amended and Restated Memorandum and Articles of Association.

Second Amended and Restated Memorandum and Articles of Association

Objects of our Company. Under our Second Amended and Restated Memorandum and Articles of Association, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Ordinary Shares. Our authorized share capital is $19,800,000 divided into 2,200,000,000 Ordinary Shares of par value $0.009 each, comprising of (i) 2,000,000,000 Class A Ordinary Shares of par value of $0.009 each, and (ii) 200,000,000 Class B Ordinary Shares of par value $0.009 each. All of our outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form.

Conversion. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. Each Class B Ordinary Share is convertible into one fully paid Class A Ordinary Share at the option of the holder, at any time after issue and without the payment of any additional sum.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors out of our funds which are lawfully available for that purpose. In addition, our Shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting Rights. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of our Company.

Holders of our Ordinary Shares may vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Subject to any rights or restrictions as to voting attached to any shares, on a poll every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall have one (1) vote for each Class A Ordinary Share and thirty (30) votes for each Class B Ordinary Share of which he or the person represented by proxy is the holder.

Voting at any meeting of shareholders is by a poll. A poll shall be taken in such manner as the chairman of the meeting directs. He may appoint scrutineers (who need not be shareholders) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held as a virtual meeting or in more than one place, the chairman may appoint scrutineers virtually and in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Any ordinary resolution is a resolution passed by a simple majority of the votes by the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of our Company and includes a written resolution signed by the required majority of shareholders according to the Second Amended and Restated Memorandum and Articles of Association. Any special resolution is a resolution of a general meeting or a resolution of a meeting of the holders of any class of Ordinary Shares in a class meeting duly constituted in accordance with the Second Amended and Restated Memorandum and Articles of Association in each case passed by a majority of not less than two-thirds of the votes by the shareholders as being entitled to do so vote in person or by proxy at that meeting. The expression includes a unanimous written resolution signed by all of the shareholders entitled to vote at such meeting.

A special resolution will be required for important matters such as amending our memorandum and articles of association or changing the name of our Company.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the Ordinary Shares imposed by foreign law or by the Second Amended and Restated Memorandum and Articles of Association or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in our Company have been paid.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Second Amended and Restated Memorandum and Articles of Association provide that we may (but are not obliged to, unless required by the Nasdaq Listing Rules), in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the board of directors, in accordance with the Second Amended and Restated Memorandum and Articles of Association. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting.

Advance notice of at least five clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our Shareholders. A quorum required for a meeting of shareholders consists of at least one holder of Ordinary Shares holding not less than an aggregate of one-third of the outstanding Ordinary Shares carrying the right to vote at such general meeting.

A majority of our directors may call general meetings and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of our Company. A shareholders’ requisition is a request of one or more shareholders holding as at the date of deposit of the request in aggregate not less than one-third of the rights to vote at such general meeting. The requisition must state the objects of the meeting and must be signed by or on behalf of each requisitioner and delivered in accordance with the notice provisions of our Second Amended and Restated Memorandum and Articles of Association. Such meeting shall be held within two (2) months after the deposit of such requisition. If our directors do not within 21 clear days from the receipt of the requisition duly proceed to convene a general meeting, the requisitioners, or any of them may themselves convene a general meeting, but any meeting so convened must be called no later than three months after the expiration of the said 21 clear day period.

Winding Up; Liquidation. If we are wound up the shareholders may, subject to the Second Amended and Restated Memorandum and Articles of Association and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of the assets of our Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Subject to the terms of the allotment, our directors may from time to time make calls upon our shareholders in respect of any moneys unpaid on their shares in a notice served to such shareholders at least 14 clear days in advance specifying the time and place for payment. Any Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. Subject to the terms of the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors: (i) issue shares that are to be redeemed or liable to be redeemed, at the option of us or the shareholders holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares; (ii) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at the option of us on the terms and in the manner which the directors determine at the time of such variation; and (iii) purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding or (c) if our Company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Transfer of Ordinary Shares.

Provided that such transfer complies with applicable Nasdaq Listing Rules, our shareholders may freely transfer shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Nasdaq Listing Rules or in any other form approved by our directors, executed where the shares are fully paid, by or on behalf of that shareholder; and where the shares are partly paid, by or on behalf of that shareholder and the transferee.

Where the shares of any class in question are not listed on any stock exchange or subject to the rules of any stock exchange, our directors may in their absolute discretion decline to register any transfer of such shares which are not fully paid up or on which our Company has a lien.

Our board of directors may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	the shares transferred are fully paid up and free of any lien in favor of our Company;

●	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq Capital Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of Nasdaq and on 14 clear days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 clear days in any year.

Variations of Rights of Shares. If at any time our share capital is divided into different classes of shares, unless the terms on which a class of shares was issued state otherwise, the rights attached to any such class may only be varied with: (a) the consent in writing of the holders of 50% of the issued shares of that class or (b) with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with them.

Inspection of Books and Records. Holders of our Ordinary Shares have no general right under our Second Amended and Restated Memorandum and Articles of Association to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

Issuance of Additional Shares. Our Second Amended and Restated Memorandum and Articles of Association authorize our Board of Directors to issue additional Ordinary Shares from time to time as our Board of Directors shall determine, to the extent of available authorized but unissued shares.

Issuance of additional Ordinary Shares may dilute the voting power of holders of Ordinary Shares.

Anti-Takeover Provisions. Some provisions of our Second Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable. Our authorized, but unissued Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise addition capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. Such convertible debt may be exchangeable for and/or convertible into shares of ordinary shares or any of the other securities that may be sold under this prospectus. The debt securities will be issued under one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the warrants that we may offer under this prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete unit certificate that contains the terms of the units.

TAXATION

Certain income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement. If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our Class A Ordinary Shares, all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The legality under Cayman law of the securities offered by this prospectus will be passed upon by Ogier. Certain federal securities law matters will be passed upon for us by Loeb & Loeb LLP, New York.

EXPERTS

The consolidated financial statements of Top Wealth Group Holding Limited as of and for the year ended December 31, 2025 incorporated by reference to this prospectus and registration statement have been audited by CHI-LLTC, independent registered public accounting firm, as set forth in their reports incorporated by reference herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at https://www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

●	our annual report on Form 20-F for the fiscal year ended December 31, 2025 filed with the SEC on May 15, 2026;

●	our reports of foreign private issuer on Form 6-K filed with the SEC on January 2, 2025, January 21, 2025, March 12, 2025, April 14, 2025, May 5, 2025, June 4, 2025, June 11, 2025, July 7, 2025, July 17, 2025, August 12, 2025, August 22, 2025, September 30, 2025, December 5, 2025, December 11, 2025, January 5, 2026, January 20, 2026, February 23, 2026, March 2, 2026 and April 22, 2026;

●	our registration statement on Form S-8 filed with the SEC on January 29, 2026;

●	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

●	the description of the securities contained in our registration statement on Form 8-A12B filed on April 12, 2024 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

●	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Top Wealth Group Holding Limited

Units 714 & 715, 7/F, Hong Kong Plaza

188 Connaught Road West,

Hong Kong

Attention: Investor Relations

You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II

Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers

Our Second Amended and Restated Memorandum and Articles of Association provides that we shall indemnify any of our directors, officers or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits. If such person provides an undertaking to repay expense advances under certain circumstances, we shall pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, such person is entitled to be indemnified against all expenses, including legal fees, and against all judgments and fines reasonably incurred by such person in connection with the proceedings. We are required to indemnify a director or officer only if he or she acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to our best interests and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

We may enter into Letters of Appointment with our directors pursuant to which we agreed to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Item 8. Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Top Wealth Group Holding Limited

EXHIBIT INDEX

Exhibit No.	Description
3.1	Second Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form F-1 (File No. 333-290351), as amended, initially filed with the Securities and Exchange Commission on September 18, 2025)
4.1	Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.1 to Form S-8 (File No. 333-287795), filed with the Securities and Exchange Commission on June 5, 2025)
4.2*	Form of Debt Security
4.3**	Form of Senior Debt Indenture
4.4**	Form of Subordinated Debt Indenture
4.5*	Form of Warrant Agreement and Warrant Certificate
4.6*	Form of Unit Agreement and Unit Certificate
4.7*	Form of Right Agreement and Right Certificate
5.1**	Opinion of Ogier
23.1**	Consent of CHI-LLTC
23.2**	Consent of Ogier (included in Exhibit 5.1)
25.1*	Statement of Eligibility and Qualification of the Indenture Trustee on Form T-1
99.1	Powers of Attorney (included in the signature page hereto)
107**	Calculation of Filing Fee Tables

*	To be filed, if applicable, by amendment or as an exhibit to a report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.
**	Filed herein.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on May 28, 2026.

Top Wealth Group Holding Limited

By:	/s/ Kim Kwan Kings, WONG
Name:	Kim Kwan Kings, WONG
Title:	Chief Executive Officer, Chairman and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Kim Kwan Kings, WONG with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on May 28, 2026.

Signature	Title

/s/ Kim Kwan Kings, WONG	Chief Executive Officer, Chairman and Director
Name: Kim Kwan Kings, WONG	(Principal Executive Officer)

/s/ Kong Wai, WONG	Chief Financial Officer
Name: Kong Wai, WONG	(Principal Financial and Accounting Officer)

/s/ Yuen Cheong Carp, LEE	Director
Name: Yuen Cheong Carp, LEE

/s/ Feiyong, LI	Independent Director
Name: Feiyong LI

/s/ Kai Yin, WONG	Independent Director
Name: Kai Yin, WONG

/s/ Sze Man, CHEUNG	Independent Director
Name: Sze Man, CHEUNG

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Top Wealth Group Holding Limited has signed this registration statement or amendment thereto in New York on May 28, 2026.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.